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May 19, 2000


Ms. Mary K. Sinclair
1045 West Belden Avenue
Chicago, Illinois  60614


Dear Mary:

This letter will amend our May 16, 2000 employment offer to you.

I am very pleased to confirm our offer of employment as Executive Vice President, Corporate Controller, reporting to me. In this role you will be a member of the Senior Management team and will work closely with Joe and me on managing and establishing financial strategies for IRI.

Your initial salary will be at the rate of $180,000 annualized $6,923.08 bi-weekly (Band A). At IRI, we review all performance at one time each year with performance increases, if earned, effective May 1. Your first performance increase will be effective May 1, 2001 and will be prorated to your start date.

Consistent with our Management Incentive Plan (MIP), you will be eligible to participate in the MIP effective on your first day of employment. Under the plan guidelines established annually you will have a 28 percent bonus target. Your final bonus will be based on Company performance and your personal performance. For 2000 we will guarantee you 50 percent of your bonus which will equal $25,200. Enclosed is a copy of the plan document.

As a senior executive of IRI you will be eligible to participate in our Executive Deferred Compensation Program (EDCP). Specific details about the program and enrollment materials will be sent to you on your one month anniversary with IRI. Attached is an executive summary of the plan.

You will be granted 30,000 options of IRI stock with an exercise price no higher than the closing price on the day you start work. These options have a vesting schedule of one-third vested after two years and an additional third vested per year for two years thereafter. To receive your stock options, you are required to sign the attached non-competition and forfeiture agreement.

Effective upon your first day of full-time employment you will be eligible for coverage under IRI's medical, dental and prescription drug plan. You will be eligible to participate in our 401(k) plan on the first of the month following the month you start. You will be entitled to three weeks vacation, pro-rated for 2000 based on your start date. Finally, if you are terminated for any reason other than cause, we will provide you with six months severance and outplacement services.

Employment with Information Resources, Inc. is contingent upon verification of work eligibility. This request is in compliance with the current Immigration law. On your first day, please bring a valid driver's license and social security card or birth certificate. Also, please understand that we


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Ms. Mary K. Sinclair
May 19, 2000
Page 2

are legally obligated to tell you that this letter is not to be construed as an employment contract. Your status with IRI will be as an employee at will.

Mary, Joe and I are extremely enthusiastic about the opportunity to work with you. I am sure you will find this new opportunity to be exciting, challenging and rewarding. Please confirm your acceptance of this offer by signing and returning one copy of this letter and the non-competition and forfeiture agreement in the enclosed envelope. Retain the other copy of the offer letter for your files.

Sincerely,



Andrew G. Balbirer
Chief Financial Officer



cc:      Gary Newman


Enclosures



 ................................................................................




Accepted this ___ day of _______________, 2000



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Mary K. Sinclair                            Start Date